Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FIRST QUARTER 2014

HOUSTON, May 9, 2014 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $42.6 million, or $1.04 per diluted share for the three months ended March 31, 2014, versus net income of $39.8 million, or $0.98 per diluted share for the first quarter of 2013. Total revenues were $204.1 million during the quarter ended March 31, 2014 compared to $193.2 million for the same period in 2013. The first quarter 2014 results were unfavorably impacted by the Company’s inability to recognize approximately $10 million of revenue related to items of equipment that were completed but not accepted for delivery by one of its major customers. The Company is engaged in discussions with the customer to resolve a disagreement regarding certain contractual requirements. In addition, the first quarter 2014 results were unfavorably impacted by an after-tax foreign exchange loss of $660,000, or $0.02 per diluted share, as compared to an after-tax foreign exchange gain of $4.1 million, or $0.10 per diluted share during the first quarter of 2013.

The Company’s backlog at March 31, 2014 was approximately $1.35 billion, compared to its March 31, 2013 backlog of approximately $1.02 billion and its December 31, 2013 backlog of approximately $1.18 billion. Based on current market conditions and excluding any unusual or special charges, the Company expects its earnings per diluted share for the quarter ending June 30, 2014 to approximate $1.05 to $1.15. The Company also announced that, due primarily to uncertainties surrounding the customer acceptance issues described above, its full-year 2014 earnings guidance is being reduced from a range of $5.00 to $5.20, to a range of $4.70 to $4.90, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2014	2013
Revenues	$204,073	$193,155
Cost and expenses:
Cost of sales	110,787	116,328
Selling, general and administrative	23,935	15,629
Engineering and product development	10,784	9,021

	145,506	140,978

Operating income	58,567	52,177
Interest income	83	116
Interest expense	(7)	(14)

Income before income taxes	58,643	52,279
Income tax provision	16,025	12,437

Net income	$42,618	$39,842

Diluted earnings per share	$1.04	$0.98

Weighted average shares–diluted	40,887	40,713

Depreciation and amortization	$7,680	$7,001

Capital expenditures	$13,220	$12,070